Exhibit 10.16

FIRST AMENDMENT TO EQUITY RESIDENTIAL 2002 SHARE INCENTIVE PLAN

THIS FIRST AMENDMENT (“First Amendment”) TO EQUITY RESIDENTIAL 2002 SHARE INCENTIVE PLAN  (“Plan”) is made as of the 7th day of February 2003.

Recitals:

1.       The Board of Trustees of Equity Residential (the “Company”) has determined to adopt an amendment to the Plan, which does not require shareholder approval as permitted under Section 16 (c).

2.       Terms used in this First Amendment which are defined in the Plan have the meanings given them in the Plan.

1.       AMENDMENTS.  Section 3 (b) of the Plan is hereby deleted and the following Section 3 (b) is substituted therefore:

(b)        Board of Trustees. Each member of the Board of Trustees will receive an annual award of Share Awards and Options equal to $50,000 in value on the same day as the annual grant of Share Awards and Options to the Company’s executive officers.  The annual $50,000 award will be allocated between Options (valued by using the same valuation criteria utilized by the Committee in its employee option grants made as of the same date) and Share Awards (valued at the closing price of the Company’s common shares on the date of grant), in the same ratio as approved by the Committee for the annual long term incentive awards to the Company’s executive officers.  The Share Award will vest in full on the third anniversary of the Grant Date.  The Options will vest in equal installments six months, twelve months and twenty-four months from the Grant Date.

2.       PLAN IN FULL FORCE AND EFFECT.  After giving effect to this First Amendment, the Plan remains in full force and effect.